Ex. 99.1
News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com


                                                       For Release:  Immediately
                                                       Date: February 3, 2009
                                                       Contact: Clemente Teng
                                                                (818) 244-8080

             PUBLIC STORAGE COMMENCES FIXED PRICE CASH TENDER OFFER
               FOR 7.75% NOTES DUE 2011 AND 5.875% NOTES DUE 2013


GLENDALE, CALIFORNIA - Public Storage ("Public Storage" or the "Company") (NYSE:
PSA) announced today that it has commenced a fixed price cash tender offer for any and all of the outstanding 7.75% Notes due 2011 ("2011 Notes") and 5.875% Notes due 2013 ("2013 Notes", and together with the 2011 Notes, the "Notes") of Shurgard Storage Centers, LLC, a subsidiary of the Company ("Shurgard LLC"). In 2006, Public Storage acquired Shurgard Storage Centers, Inc. ("Shurgard Inc.") through a merger of Shurgard Inc. with and into Shurgard LLC. Shurgard LLC survived the merger and assumed all obligations under the Notes that were originally issued by its predecessor, Shurgard Inc.


                    Principal                                 Consideration per
                     Amount                                    $1,000 Principal
CUSIP Number      Outstanding     Security Description             Amount
------------      ------------    -----------------------    ------------------
82567DAE4         $200,000,000     7.75% Notes due 2011           $1,000
82567DAF1         $200,000,000     5.875% Notes due 2013          $  925


The consideration for the 2011 Notes tendered and accepted for payment pursuant to the offer is $1,000 per $1,000 principal amount of 2011 Notes (the "2011 Notes Consideration"). The consideration for the 2013 Notes tendered and accepted for payment pursuant to the offer is $925 per $1,000 principal amount of 2013 Notes (the "2013 Notes Consideration", and together with the 2011 Notes Consideration, the "Notes Consideration"). In addition, the Company will pay all accrued and unpaid interest on the Notes purchased pursuant to the offer up to, but not including, the Settlement Date (as defined below). The offer will expire at 5:00 P.M., New York City time, on Tuesday, February 10, 2009, unless extended or earlier terminated (the "Expiration Time"). To receive the Notes Consideration, holders of Notes must validly tender their Notes prior to the Expiration Time. The Company will pay the Notes Consideration plus all accrued and unpaid interest on the Notes purchased pursuant to the offer in same-day funds promptly after the Expiration Time (the "Settlement Date"), which is expected to be on or about Thursday, February 12, 2009. The Company expects to use available cash to pay for the Notes. Additional terms and conditions of the tender offer are set forth in the Offer to Purchase and the related Letters of Transmittal dated February 3, 2009.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes, nor is it a solicitation for acceptance of the tender offer. Public Storage is making the tender offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letters of Transmittal. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Public Storage or its affiliates, the Dealer Managers, the Depositary or the Information Agent is making any recommendation as to whether or not holders should tender their Notes in connection with the tender offer.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Letters of Transmittal that are being sent to holders of the Notes. Holders are urged to read the tender offer documents carefully when they become available. Copies of the Offer to Purchase and Letters of Transmittal may be obtained from the Information Agent for the tender offer, Okapi Partners LLC at (877) 796-5274 (toll free).

Goldman, Sachs & Co. and J.P. Morgan Securities, Inc. are the Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (212) 357-4692 or (800) 828-3182 (toll free) or J.P.
Morgan Securities, Inc. at (212) 834-4388 or (866) 834-4666 (toll free).

ABOUT PUBLIC STORAGE:

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At September 30, 2008, the Company had interests in 2,017 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 179 storage facilities in seven Western European nations with approximately nine million net rentable square feet. Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS

This press release contains  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Public Storage's control, which could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements and speak only as of the date of this press release. Public Storage undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Risks and uncertainties that could impact these forward-looking statements include without limitation, possible changes and timing and consummation of the tender offer and other matters detailed in Public Storage's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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